                                                                      EXHIBIT 11

                   Computation of Earnings Per Common Share


                                                 Years Ended December 31,                         Six Months Ended June 30,
                             ---------------------------------------------------------------     ---------------------------
                                    1991          1992         1993        1994        1995               1995          1996

Net Income - Historical       $  (99,000)   $   70,000   $  170,671  $  301,171  $  614,245         $  187,923    $  194,768
                              ==========    ==========   ==========  ==========  ==========         ==========    ==========

Net Income - Pro forma        $  (61,380)   $   43,400   $  105,816  $  335,171  $  614,245         $  187,923    $  194,768
  (Adjusted only for income   ==========    ==========   ==========  ==========  ==========         ==========    ==========
   taxes of S Corporation)

Shares:

 Weighted average number
   of common shares
   outstanding                   588,235       588,235      588,235     829,331   1,588,235          1,588,235     1,588,235

 Common stock equivalents
   (treasury stock method):
   Stock options                                                                                                      23,077
   Warrants                                                             164,091     680,605            680,605       680,605

 Additional shares
   considered outstanding
   in accordance with SAB
   83 (Note A):
   Stock options                  46,154        46,154       46,154      46,154      46,154             46,154        23,077
   Convertible preferred
    stock                      1,000,000     1,000,000    1,000,000   1,000,000   1,000,000          1,000,000     1,000,000
                              ----------    ----------   ----------  ----------  ----------         ----------    ----------
 Weighted average number
   of common shares and
   common stock equivalents    1,634,389     1,634,389    1,634,389   2,039,576   3,314,994          3,314,994     3,314,994
                              ==========    ==========   ==========  ==========  ==========         ==========    ==========
 Earnings per common
   share - Historical         $     (.06)   $      .04   $      .10  $      .15  $      .19         $      .06    $      .06
                              ==========    ==========   ==========  ==========  ==========         ==========    ==========


 Pro forma earnings per
   common share               $     (.04)   $      .03   $      .06  $      .16  $      .19         $      .06    $      .06
                              ==========    ==========   ==========  ==========  ==========         ==========    ==========

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Note A: Staff Accounting Bulletin 83 requires that common stock and common stock equivalents issued within a one year period prior to the initial filing of a registration statement relating to an initial public offering should be treated as outstanding for all reported periods.